Exhibit 10.1

Summary of the Brocade Communications Systems, Inc.
2009 Stock Plan
(As amended and restated on April 7, 2015)1
The following is a summary of the principal features of the Stock Plan and its operation. The summary is qualified in its entirety by reference to the Stock Plan itself set forth in Appendix A.

General.    The Stock Plan provides for the grant of the following types of incentive awards: (i) stock options, (ii) restricted stock, (iii) restricted stock units, (iv) stock appreciation rights, (v) performance units and performance shares, and (vi) and other stock or cash awards. Each of these is referred to individually as an “Award.” Those who will be eligible for Awards under the Stock Plan include employees, directors and consultants who provide services to the Company and any parent or subsidiary. As of February 17, 2015, approximately 3,851 employees, consultants and directors would be eligible to participate in the Stock Plan. The Stock Plan will remain in effect for a term of 10 years from the date of its initial adoption.
Number of Shares of Common Stock Available Under the Stock Plan.    Initially, the Board reserved 48 million shares of our common stock for issuance under the Stock Plan, plus any Shares subject to stock options or similar awards granted under the Company’s 1999 Plan, the Company’s 1999 Nonstatutory Stock Option Plan and the 2001 McDATA Equity Incentive Plan that expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the Company’s 1999 Stock Plan, the Company’s 1999 Nonstatutory Stock Option Plan and the 2001 McDATA Equity Incentive Plan that are forfeited to or repurchased by the Company, with the maximum number of Shares to be added to the Plan pursuant to this clause equal to 40,335,624 shares. The shares may be authorized, but unissued, or reacquired common stock. In 2012, stockholders approved an increase of 35,000,000 in the number of shares reserved for issuance under the Stock Plan for an aggregate reserve of 83,000,000 shares. We are requesting stockholders to approve an increase of 29,500,000 in the number of shares reserved for issuance under the Stock Plan.
From and after the effective date of the Stock Plan Amendment, shares subject to full-value awards count against the share reserve as 2.03 shares for every share subject to a full-value award. From and after the effective date of the Stock Plan Amendment, to the extent that a share that was subject to a full-value award is returned to the Stock Plan, the Stock Plan reserve will be credited with 2.03 shares that will thereafter be available for issuance under the Stock Plan.
If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to full-value awards, is forfeited to or repurchased by the Company, the unpurchased shares (or for full-value awards, the forfeited or repurchased shares) will become available for future grant or sale under the Stock Plan (unless the Stock Plan has terminated). With respect to stock appreciation rights, all shares subject to a stock appreciation right will cease to be available under the Stock Plan, other than shares forfeited due to failure to vest which will become available for future grant or sale under the Stock Plan (unless the Stock Plan has terminated). Shares that have actually been issued under the Stock Plan under any Award will not be returned to the Stock Plan and will not become available for future distribution under the Stock Plan, except that if shares issued pursuant to full-value awards are repurchased by the Company or forfeited to the Company, such shares will become available for future grant under the Stock Plan.
Shares used to pay the exercise price of an Award or satisfy the tax withholding obligations related to an Award will not become available for future grant or sale under the Incentive Plan. To the extent an Award is paid out in cash rather than shares, such cash payment will not reduce the number of shares available for issuance under the Stock Plan.
If we increase or decrease the number of issued shares of common stock by means of a stock split, reverse stock split, stock dividend, reorganization, merger, consolidation, split-up, spin-off, combination or reclassification of the common stock, repurchase, or exchange of shares or other securities of the Company, or, in the Board’s sole discretion, other change in our corporate structure affecting our common stock, subject to any required action by stockholders, the Administrator will proportionately adjust the number of shares covered by each outstanding Award, the number of shares available for issuance under the Stock Plan and the price per share covered by each outstanding Award.

1 The contents of this document appear on pages 24-28 of Brocade's definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on February 24, 2015 and are incorporated by reference into Brocade’s Current Report on Form 8-K to which this document is attached as Exhibit 10.1

Administration of the Stock Plan.    The Board, or a committee of directors or of other individuals satisfying applicable laws and appointed by the Board (referred to herein as the “Administrator”), will administer the Stock Plan. To make grants to certain officers and key employees, the members of the committee must qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, and as “outside directors” under Code Section 162(m) so that the Company can receive a federal tax deduction for certain compensation paid under the Stock Plan. Subject to the terms of the Stock Plan, the Administrator has the sole discretion to select the employees, consultants, and directors who will receive Awards, determine the terms and conditions of Awards, to interpret the provisions of the Stock Plan and outstanding Awards, and to take other appropriate actions as provided under the Stock Plan. In addition, the Administrator may not amend any Award to reduce the exercise price of that Award or cancel any outstanding Award in exchange for cash or other Awards with a lower exercise price than the original Award, unless such action is approved by stockholders.
Options.    The Administrator is able to grant nonstatutory stock options and incentive stock options under the Stock Plan. The Administrator determines the number of shares subject to each option, although the Stock Plan provides that a participant may not receive options for more than 3,000,000 shares in any fiscal year, except in connection with his or her initial service with the Company, in which case he or she may be granted an option to purchase up to an additional 3,000,000 shares.
The Administrator determines the exercise price of options granted under the Stock Plan, provided the exercise price must be at least equal to the fair market value of our common stock on the date of grant. In addition, the exercise price of an incentive stock option granted to any participant who owns more than 10% of the total voting power of all classes of our outstanding stock must be at least 110% of the fair market value of the common stock on the grant date.
The term of an option may not exceed seven years, except that, with respect to any participant who owns 10% of the voting power of all classes of the Company’s outstanding capital stock, the term of an incentive stock option may not exceed five years.
After a termination of service with us, a participant will be able to exercise the vested portion of his or her option for the period of time stated in the Award agreement (except as otherwise expressly provided for). If no such period of time is stated in the participant’s Award agreement, the participant will generally be able to exercise his or her option for 3 months (or 12 months in the case of death or disability) following his or her termination of service. In no event may an option be exercised later than the expiration of its term.
Restricted Stock.    Awards of restricted stock are rights to acquire or purchase shares of our common stock, which vest in accordance with the terms and conditions established by the Administrator in its sole discretion. The Award agreement will generally grant us a right to repurchase or reacquire the unvested shares upon the termination of the participant’s service with the Company for any reason (including death or disability). The Administrator will determine the number of shares granted pursuant to an Award of restricted stock, but no participant will be granted a right to purchase or acquire more than 3,000,000 shares of restricted stock during any fiscal year, except that a participant may be granted up to an additional 3,000,000 shares of restricted stock in connection with his or her initial service with us.
Restricted Stock Units.    Awards of restricted stock units result in a payment to a participant only if the vesting criteria the Administrator establishes are satisfied. Upon satisfying the applicable vesting criteria, the participant will be entitled to the payout specified in the Award agreement. The Administrator, in its sole discretion, may pay earned restricted stock units in cash, shares, or a combination thereof. On the date set forth in the Award agreement, all unearned restricted stock units will be forfeited to us. The Administrator determines the number of restricted stock units granted to any participant, but no participant may be granted more than 3,000,000 restricted stock units during any fiscal year, except that the participant may be granted up to an additional 3,000,000 restricted stock units in connection with his or her initial service with us.
Stock Appreciation Rights.    The Administrator will be able to grant stock appreciation rights, which are the rights to receive the appreciation in fair market value of common stock between the exercise date and the date of grant. We can pay the appreciation in cash, common stock of equivalent value, or a combination thereof. Stock appreciation rights will become exercisable at the times and on the terms established by the Administrator, subject to the terms of the Stock Plan. The Administrator, subject to the terms of the Stock Plan, will have complete discretion to determine the terms and conditions of stock appreciation rights granted under the Stock Plan; provided, however, that the exercise price may not be less than 100% of the fair market value of a share on the date of grant. The term of a stock appreciation right may not exceed 7 years. No participant will be granted stock appreciation rights covering more than 3,000,000 shares during any fiscal year, except that a participant may be granted stock appreciation rights covering up to an additional 3,000,000 shares in connection with his or her initial service with us.

After termination of service with us, a participant will be able to exercise the vested portion of his or her stock appreciation right for the period of time stated in the Award agreement (except as otherwise expressly provided for). If no such period of time is stated in a participant’s Award agreement, a participant will generally be able to exercise his or her stock appreciation right for 3 months (or 12 months in the case of death or disability) following his or her termination of service. In no event will a stock appreciation right be exercised later than the expiration of its term.
Performance Units and Performance Shares.    The Administrator will be able to grant performance units and performance shares, which are Awards that will result in a payment to a participant only if the performance goals or other vesting criteria the Administrator may establish are achieved or the Awards otherwise vest. The Administrator will establish performance or other vesting criteria in its sole discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants.
Notwithstanding the foregoing, after the grant of performance units or shares, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance units or shares. During any fiscal year, no participant will receive more than 3,000,000 performance shares and no participant will receive performance units having an initial value greater than $15,000,000, except that a participant may be granted performance shares covering up to an additional 3,000,000 performance shares in connection with his or her initial service with us. Performance units will have an initial dollar value established by the Administrator on or before the date of grant. Performance shares will have an initial value equal to the fair market value of a share of the Company’s common stock on the grant date.
Performance Goals.    The granting and/or vesting of full-value awards and other incentives under the Stock Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement including: cash position, company free cash flow, earnings per share, earnings before interest, taxes, depreciation and amortization, gross margin, internal rate of return, net cash provided by operations, net income, operating cash flow, operating expenses, operating income, profit before tax, return on assets, return on equity, return on gross fixed assets, return on sales, revenue, revenue growth, and total stockholder return. The performance goals may differ from participant to participant and from Award to Award. Any criteria used may be measured in absolute terms, measured in terms of growth, compared to another company or companies, measured against the market and/or applicable market indices, measured against the performance of the Company as a whole or a segment of the Company, and/or measured on a pre-tax or post-tax basis, if applicable.
Transferability of Awards.    Awards granted under the Stock Plan are generally not transferable, and all rights with respect to an Award granted to a participant generally will be available during a participant’s lifetime only to the participant. Additionally, the Administrator may not determine and implement the terms and conditions of any program that would permit participants the opportunity to transfer for value any outstanding Awards to a financial institution or other person without stockholder approval.

Merger or Change in Control.    In the event of a merger or change in control of the Company, each outstanding Award will be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Award, the participant will fully vest in and have the right to exercise all of his or her outstanding options or stock appreciation rights, including shares as to which such Awards that would not otherwise be vested or exercisable, all restrictions on restricted stock will lapse, all restricted stock units will fully vest, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met unless otherwise expressly provided for in the Award agreement. In addition, if an Award becomes fully vested and exercisable in lieu of assumption or substitution in the event of a change of control, the Administrator will notify the participant in writing or electronically that the Award will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the Award will terminate upon the expiration of such period.
Amendment and Termination of the Stock Plan.    The Board will have the authority to amend, alter, suspend or terminate the Stock Plan, except that stockholder approval will be required for any amendment to the Stock Plan to the extent required by any applicable laws. No amendment, alteration, suspension or termination of the Stock Plan will impair the rights of any participant, unless mutually agreed otherwise between the participant and the Administrator and which agreement must be in writing and signed by the participant and the Company. The Stock Plan will terminate in 2019, unless the Board terminates it earlier.

Incentive Compensation Recoupment.    In the event that material accounting errors occur that require correction of the Company’s issued financial statements, whether or not such errors result from fraud or intentional misconduct by executives, the Compensation Committee of the Board shall have the discretion to seek repayment of cash or equity incentive compensation erroneously paid or granted to the CEO or any of the executives of the Company who report directly to the CEO if the amount of such compensation would have been lower had it been calculated based upon financial statements free of such accounting errors. In determining whether to pursue such repayment, the committee will take into account certain considerations, including without limitation the feasibility and expense of recoupment, any pending legal action and the amount of time since the occurrence of the accounting error requiring correction.
Number of Awards Granted to Employees, Consultants, and Directors.    The number of Awards that an employee, director or consultant may receive under the Stock Plan is at the discretion of the Administrator and therefore cannot be determined in advance. The following table sets forth (i) the aggregate number of shares of common stock subject to options granted under the Existing Stock Plan during fiscal 2014, (ii) the average per share exercise price of such options, (iii) the aggregate number of restricted stock units and/or performance stock units granted under the Existing Stock Plan during fiscal 2014, and (iv) the dollar value of such restricted stock units and/or performance stock units. There were no grants of restricted stock, stock appreciation rights, or performance shares under the Existing Stock Plan during fiscal 2014.

Name of Individual or Group	Number of Options Granted (#)	Average Per Share Exercise Price ($)	Number of Stock Units (#)	Dollar Value of Stock Units ($)
Lloyd Carney .......................................................	400,000	$8.59	545,000	$6,148,050
Daniel Fairfax ......................................................	78,000	$8.59	116,500	$1,264,705
Ken Cheng ...........................................................	85,000	$8.59	121,000	$1,328,500
Gale England .......................................................	83,000	$8.59	117,800	$1,288,422
Jeffrey Lindholm .................................................	78,000	$8.59	119,000	$1,286,180
All executive officers, as a group ........................	1,042,000	$8.72	1,216,300	$13,246,987
All directors who are not executive officers, as a group ....................................................................			230,000	$2,346,000
All employees who are not executive officers, as a group .................................................................	728,000	$9.46	10,135,315	$96,681,079

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